Exhibit 3.1
NEW YORK MORTGAGE TRUST, INC.

ARTICLES OF AMENDMENT

New York Mortgage Trust, Inc., a Maryland corporation (the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

    FIRST: The charter of the Corporation (the “Charter”) is hereby amended to provide that, at the Effective Time (as defined below), every four shares of Common Stock, $.01 par value per share, of the Corporation, which are issued and outstanding immediately prior to the Effective Time, shall be changed into one issued and outstanding share of Common Stock, $.04 par value per share. No fractional shares of Common Stock of the Corporation will be or remain issued upon such amendment and each stockholder otherwise entitled to a fractional share shall be entitled to receive in lieu thereof cash in an amount equal to the product of the fraction of a share multiplied by the Market Price (as defined in Section 7.1 of the Charter) on the date of the Effective Time.

    SECOND: The amendment to the Charter as set forth above has been duly approved by a majority of the Board of Directors of the Corporation as required by the Maryland General Corporation Law (the “MGCL”). Pursuant to Section 2-309(e)(2) of the MGCL, no stockholder approval was required.

    THIRD: The Corporation desires to, and does hereby, further amend its Charter pursuant to Section 2-105(a)(13) and Section 2-605(a)(2) of the MGCL to replace Section 6.1 of the Charter with the following, effective immediately after the Effective Time:

    “Section 6.1. Authorized Shares. The Corporation has authority to issue 400,000,000 shares of stock, consisting of 200,000,000 shares of Common Stock, $0.01 par value per share (“Common Stock”), and 200,000,000 shares of Preferred Stock, $0.01 par value per share (“Preferred Stock”), of which (i) 8,400,000 shares are classified and designated as 8.00% Series D Fixed-to-Floating Rate Cumulative Redeemable Preferred Stock, $0.01 par value per share, (ii) 9,900,000 shares are classified and designated as 7.875% Series E Fixed-to-Floating Rate Cumulative Redeemable Preferred Stock, $0.01 par value per share, (iii) 7,750,000 shares are classified and designated as 6.875% Series F Fixed-to-Floating Rate Cumulative Redeemable Preferred Stock, par value $0.01 per share, and (iv) 5,450,000 shares are classified and designated as 7.000% Series G Cumulative Redeemable Preferred Stock, $0.01 par value per share. The aggregate par value of all authorized shares of stock having par value is $4,000,000. If shares of one class of stock are classified or reclassified into shares of another class of stock pursuant to this Article 6, the number of authorized shares of the former class shall be automatically decreased and the number of shares of the latter class shall be automatically increased, in each case by the number of shares so classified or reclassified, so that the aggregate number of shares of stock of all classes that the Corporation has authority to issue shall not be more than the total number of shares of stock set forth in the first sentence of this paragraph. The Board of Directors, without any action by the stockholders of the Corporation, may amend the Charter from time to time to increase or decrease the aggregate number of shares of stock or the number of shares of stock of any class or series that the Corporation has authority to issue.”

    FOURTH: Immediately prior to the foregoing amendment, the Corporation had authority to issue 1,000,000,000 shares of stock, consisting of 800,000,000 shares of Common Stock and 200,000,000 shares of Preferred Stock, of which (i) 8,400,000 shares were classified and designated as 8.00% Series D Fixed-to-Floating Rate Cumulative Redeemable Preferred Stock, $0.01 par value per share, (ii) 9,900,000 shares were classified and designated as 7.875% Series E Fixed-to-Floating Rate Cumulative Redeemable Preferred Stock, $0.01 par value per share, (iii) 7,750,000 shares were classified and designated as 6.875% Series F Fixed-to-Floating Rate Cumulative Redeemable Preferred Stock, par value $0.01 per share, and (iv) 5,450,000 shares were classified and designated as 7.000% Series G Cumulative Redeemable Preferred Stock, $0.01 par value per share. The aggregate par value of all authorized shares of all classes of stock having par value was $10,000,000.

    FIFTH: The total number of shares of stock which the Corporation has authority to issue pursuant to the foregoing amendment is 400,000,000 shares of stock, consisting of 200,000,000 shares of Common Stock and 200,000,000 shares of Preferred Stock, of which (i) 8,400,000 shares are classified and designated as 8.00% Series D Fixed-to-Floating Rate Cumulative Redeemable Preferred Stock, $0.01 par value per share, (ii) 9,900,000 shares are classified and designated as 7.875% Series E Fixed-to-Floating Rate Cumulative Redeemable Preferred Stock, $0.01 par value per share, (iii) 7,750,000 shares are classified and designated as 6.875% Series F Fixed-to-Floating Rate Cumulative Redeemable Preferred Stock, par value $0.01 per share, and (iv) 5,450,000 shares are classified and designated as 7.000% Series G Cumulative Redeemable Preferred Stock, $0.01 par value per share. The aggregate par value of all authorized shares of stock having par value is $4,000,000.
    SIXTH: The information required by Section 2-607(b)(2)(i) of the Maryland General Corporation Law is not changed by the foregoing amendment of the Charter.

    SEVENTH: These Articles of Amendment shall be effective at 12:01 a.m., eastern time, on March 9, 2023 (the “Effective Time”).

    EIGHTH: The undersigned acknowledges these Articles of Amendment to be the corporate act of the Corporation and, as to all matters or facts required to be verified under oath, the undersigned acknowledges that to the best of her knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

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    IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment to be executed in its name and on its behalf by its Chief Financial Officer and attested to by its Chief Operating Officer and Secretary on this 28th day of February, 2023.

ATTEST:		NEW YORK MORTGAGE TRUST, INC.
By:	/s/ Nathan R. Reese	By:	/s/ Kristine R. Nario-Eng
Name:	Nathan R. Reese	Name:	Kristine R. Nario-Eng
Title:	Chief Operating Officer and Secretary	Title:	Chief Financial Officer